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FOR IMMEDIATE RELEASE

ACKERLEY COMMUNICATIONS, INC.

FEBRUARY 29, 1996


A verdict was reached today in United States District Court, Western District of Washington at Seattle against certain subsidiaries of Ackerley Communications, Inc. (AK) and two of their executive officers in a wrongful termination suit brought by six former employees. The damages awarded totaled $13 million, including approximately $1 million in compensatory damages and $12 million in punitive damages.

We are deeply disappointed in this verdict and will appeal it.

The company's fundamental belief is to treat its employees fairly and with respect, and we will continue to do so.

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For more information please contact Ackerley Communications, Inc. at 206-624-
2888.